Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES FIRST QUARTER 2022 RESULTS
- Reports 11.3% Revenue Growth -
- Completed the $17.2 Billion Strategic Acquisition of MGM Growth Properties LLC -
- Completed Inaugural Investment Grade $5.0 Billion Senior Notes Offering -
- Completed the $4.0 Billion Venetian Resort Las Vegas Real Estate Acquisition -
- Updates Guidance for Full Year 2022 -

NEW YORK, NY – May 4, 2022 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended March 31, 2022. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
First Quarter 2022 Financial and Operating Highlights
•Total revenues increased 11.3% year-over-year to $416.6 million
•Net income attributable to common stockholders and FFO were $240.4 million, or $0.35 per share
•AFFO increased 19.8% year-over-year to $305.5 million
•AFFO per share decreased 5.1% year-over-year to $0.44
•Weighted average shares outstanding increased 26.3% year-over-year
•Completed the $4.0 billion acquisition of the land and real estate assets of The Venetian Resort Las Vegas
•Entered into a new $3.5 billion unsecured credit facility, consisting of a $2.5 billion senior unsecured revolving credit facility and a $1.0 billion senior unsecured delayed draw term loan
•Entered into $2.0 billion of forward-starting interest rate swap agreements during the quarter to hedge a portion of interest rate exposure
•Subsequent to quarter-end, issued $5.0 billion of investment grade senior notes and completed the $17.2 billion strategic acquisition of MGM Growth Properties LLC
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “At VICI, we made 2021 a year of initiating transformation through $21 billion of transaction announcements and $5.4 billion of related equity raising. We have made the beginning of 2022 a period in which we’ve completed this transformation through the final financing and closing of these transactions. In February, we closed on our $4 billion / 6.25% cap rate acquisition of The Venetian Las Vegas, one of the largest and most dynamic real estate assets in the world. Last week, we announced the closing of our $17.2 billion strategic acquisition of MGM Growth Properties, through which we added 15 Class-A real estate assets to our portfolio and created a new partnership with MGM Resorts, one of the world’s foremost leisure and entertainment companies. Additionally, with the ongoing support of our equity and credit investors, we have been able to transform our balance sheet and recently received investment grade ratings from S&P and Fitch, enhancing our overall access to debt, as evidenced by our inaugural investment grade notes offering of $5.0 billion to fund a portion of the MGP acquisition. Today, VICI owns 43 of the highest-quality Las Vegas and Regional gaming assets, has grown to an estimated enterprise value of $43 billion and has over $2.6 billion of annualized contractual rent and income from loans. We look forward to continuing to pursue accretive growth opportunities within the gaming space and non-gaming experiential space.”

First Quarter 2022 Financial Results
Total Revenues
Total revenues were $416.6 million for the quarter, an increase of 11.3% compared to $374.3 million for the quarter ended March 31, 2021. Total revenues for the quarter included $44.0 million of non-cash items, comprised of $35.6 million of non-cash leasing and financing adjustments and $8.4 million of other income.
Net Income Attributable to Common Stockholders and Funds from Operations (“FFO”)
Net income and FFO attributable to common stockholders was $240.4 million for the quarter, or $0.35 per share, compared to $269.8 million, or $0.50 per share, for the quarter ended March 31, 2021. The year-over-year decline in aggregate net income was primarily related to (a) on an absolute basis, the $80.8 million increase in the CECL allowance for the quarter ended March 31, 2022, which was driven by the initial CECL allowance in relation to the Venetian Las Vegas Acquisition (as defined below) and the estimated future funding commitments under the Company's Property Growth Fund Agreement with the Venetian Las Vegas tenant, and (b) on a per share basis, a higher weighted average share count in the first quarter of 2022.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $305.5 million for the quarter, an increase of 19.8% compared to $255.0 million for the quarter ended March 31, 2021. AFFO per share was $0.44 for the quarter compared to $0.47 per share for the quarter ended March 31, 2021. The year-over-year increase in AFFO attributable to common stockholders was primarily related to (i) increased rental income from escalation provisions in our leases and (ii) lower interest expense as a result of our repayment of the Term Loan B in September 2021, while the year-over-year decrease in AFFO per share was primarily related to a higher weighted average share count in the first quarter of 2022. The higher weighted average share count was due to the Company's advance funding through equity offerings in connection with the closings of the Venetian Las Vegas Acquisition on February 23, 2022 and the MGP Transactions on April 29, 2022, prior to such closings and the receipt of rental revenue pursuant to the lease agreements with respect to the transactions. Furthermore, the Company's total revenues and net income, FFO, and AFFO attributable to common stockholders for the quarter ended March 31, 2022 only reflect the impact of the Venetian Las Vegas Acquisition for the period from February 23, 2022 to March 31, 2022 and do not reflect the impact of the MGP Transactions, which closed subsequent to quarter-end.
First Quarter 2022 Acquisitions and Portfolio Activity
Acquisitions and Investments
On February 23, 2022, the Company completed the previously announced transaction to acquire the land and real estate assets of the Venetian Resort Las Vegas for $4.0 billion in cash (the "Venetian Las Vegas Acquisition"), with an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. ("Apollo") acquiring the operating assets of the Venetian Resort Las Vegas for $2.25 billion. The Company financed its portion of the acquisition with proceeds from the settlement of an aggregate 119,000,000 forward equity shares, $600.0 million of borrowings under the Company's new unsecured revolving credit facility and cash on hand.

Subsequent to quarter end, on April 7, 2022, the Company entered into a loan agreement with BigShots Golf, a subsidiary of ClubCorp Holdings, an Apollo portfolio company, to provide up to $80.0 million of mortgage financing for the construction of certain new BigShots Golf facilities throughout the United States. Currently, no funds under the loan agreement have been disbursed. In addition, the Company entered into a right of first offer and call right agreement, whereby for so long as the BigShots loan remains outstanding and the Company continues to hold a majority interest therein the Company has a call right to acquire the real estate assets associated with any BigShots Golf facility financed by the Company, which would be structured as a sale leaseback, subject to certain terms and conditions. In addition, for so long as the BigShots loan remains outstanding and the Company continues to hold a majority interest therein, the Company will have a right of first offer on any additional mortgage, mezzanine, preferred equity, or other similar financing that is treated as debt to be obtained by BigShots Golf (or any of its affiliates) for any multisite financing related to the development of BigShots Golf facilities.
Subsequent to quarter end, on April 29, 2022, the Company closed on the previously announced acquisition of MGM Growth Properties LLC ("MGP") for total consideration of approximately $17.2 billion, inclusive of the assumption of approximately $5.7 billion of net debt (the transactions contemplated by the MGP Master Transaction Agreement, the “MGP Transactions”) in accordance with the Master Transaction Agreement entered into by, among others, the Company, MGM Resorts International and MGP on August 4, 2021 (the “MGP Master Transaction Agreement”).
Under the terms of the MGP Master Transaction Agreement, MGP stockholders received 1.366 shares of the Company's newly issued common stock in exchange for each Class A common share of MGP, resulting in the company issuing 214.5 million shares. The fixed exchange ratio represented an agreed upon price of $43.00 per share of MGP Class A common shares based on our trailing 5-day volume weighted average price of $31.47 as of July 30, 2021. MGM received $43.00 per unit in cash for the redemption of the majority of its MGP OP units, which were converted into units of VICI Properties OP LLC, the Company's new operating partnership ("VICI OP"), in connection with the closing of the MGP Transactions, for total cash consideration of $4.404 billion. MGM retained approximately 12.2 million VICI OP units following the closing of the MGP Transactions. The MGP Class B share that was held by MGM was cancelled and ceased to exist.
Simultaneous with the closing of the MGP Transactions, the Company entered into an amended and restated triple-net master lease with MGM (the "MGM Master Lease"). The MGM Master Lease has an initial term of 25 years, with three 10-year tenant renewal options and an initial total annual rent of $860.0 million. Rent under the MGM Master Lease escalates at a rate of 2.0% per annum for the first 10 years and thereafter at the greater of 2.0% per annum and the annual increase in the consumer price index ("CPI"), subject to a 3.0% cap. Additionally, the Company retained MGP’s 50.1% ownership stake in the joint venture between MGP and Blackstone Real Estate Income Trust, Inc. ("BREIT JV"), which owns the real estate assets of MGM Grand Las Vegas and Mandalay Bay. The BREIT JV lease remained unchanged and provides for current annual base rent of approximately $303.8 million, of which approximately $152.2 million is attributable to our investment in the BREIT JV, and an initial term of 30 years, with two 10-year tenant renewal options. Rent under the BREIT JV lease escalates at a rate of 2.0% per annum for the first 15 years and thereafter at the greater of 2.0% per annum and the annual increase in CPI, subject to a 3.0% cap. On a combined basis, the MGM Master Lease and BREIT JV lease will deliver initial attributable annual rent to us of approximately $1,012.2 million. The tenant’s obligations under the MGM Master Lease and BREIT JV lease continue to be guaranteed by MGM. Initial rent under the MGM Master Lease will be reduced by $90.0 million upon the closing of MGM's pending sale of the operations of the Mirage Hotel & Casino (the "Mirage") to Hard Rock International ("Hard Rock"). In connection with the sale of the operations of the Mirage, the Company will enter into a new separate lease with Hard Rock related to the land and real estate assets of the Mirage, which will have initial annual base rent of $90.0 million with other economic terms substantially similar to the MGM Master Lease. MGM's sale of the operations of the Mirage, which remains subject to customary closing conditions and regulatory approvals, is expected to close in the second half of 2022. Additionally, subject to certain conditions, the Company may fund an up to $1.5 billion redevelopment plan of the Mirage by Hard Rock following closing through its Partner Property Growth Fund. Specific terms of the redevelopment and related funding remain under discussion and subject to final documentation between the Company and Hard Rock.
First Quarter 2022 Capital Markets Activity and Subsequent Activity
On February 8, 2022, the Company entered into a new unsecured revolving credit facility (the "Revolving Credit Facility") in the amount of $2.5 billion, scheduled to mature on March 31, 2026, and a delayed draw term loan facility (the "Delayed Draw Facility" and together with the Revolving Credit Facility, the "Credit Facilities") in the amount of $1.0 billion, scheduled to mature on March 31, 2025. The Credit Agreement is consistent with certain tax-related requirements related to security for the Company's debt. Concurrently, the Company terminated its existing secured revolving credit facility and related credit agreement. On February 18, 2022, the Company borrowed $600.0 million under the Revolving Credit Facility to fund a portion of the purchase price for the Venetian Las Vegas Acquisition. On April 29, 2022 the Company utilized a portion of the net proceeds from its April 2022 Notes Offering (as defined below) and cash on hand to pay down the $600.0 million outstanding balance under the Revolving Credit Facility.
On February 18, 2022, the Company settled (i) the September 2021 forward sale agreements by delivering 50,000,000 shares of common stock to the forward purchasers in exchange for total net proceeds of approximately $1,390.6 million and (ii) the March 2021 forward sale agreements by delivering 69,000,000 shares of common stock to the forward purchasers in exchange for total net proceeds of approximately $1,828.6 million. The aggregate net proceeds of $3,219.2 million were used to fund a portion of the purchase price for the Venetian Las Vegas Acquisition.
From December 2021 through April 2022, the Company entered into five forward-starting interest rate swap agreements having an aggregate notional amount of $2,500.0 million and two U.S. Treasury rate lock agreements having an aggregate notional amount of $500.0 million, each with third-party financial institutions. The interest rate swap transactions and treasury locks were intended to reduce the variability in the forecasted interest expense related to the fixed-rate debt the Company expected to incur in connection with the closing of the MGP Transactions. Subsequent to quarter-end, in connection with the April 2022 Notes Offering, the Company settled the outstanding forward-starting interest rate swaps and treasury locks for total proceeds of $206.8 million. Since the forward-starting swaps and treasury locks were hedging the interest rate risk on the April 2022 Notes, the unrealized gain, which was recorded in accumulated other comprehensive income on the Company's consolidated balance sheets, will be amortized over the term of the respective derivative instruments, which matches that of the underlying note, as a reduction in interest expense.
Subsequent to quarter-end, in connection with the closing of the MGP Transactions on April 29, 2022, the Company issued (i) $500.0 million in aggregate principal amount of 4.375% Senior Notes due 2025, (ii) $1.25 billion in aggregate principal amount of 4.750% Senior Notes due 2028, (iii) $1.0 billion in aggregate principal amount of 4.950% Senior Notes due 2030, (iv) $1.5 billion in aggregate principal amount of 5.125% Senior Notes due 2032, and (v) $750.0 million in aggregate principal amount of 5.625% Senior Notes due 2052, in each case under a supplemental indenture to an indenture, each dated as of April 29, 2022 (the

"April 2022 Notes Offering"). The weighted average interest rate for the senior notes issued in the April 2022 Notes Offering is 5.0%, and the adjusted weighted average interest rate, after taking into account the impact of the forward starting interest rate swaps and treasury locks, is 4.51%. The Company used the net proceeds of the offering to (i) fund the consideration for the redemption of a majority of MGM's outstanding MGP OP units, which were converted into VICI OP units received by MGM in connection with the closing of the MGP Transactions, for $4,404.0 million in cash on April 29, 2022, and (ii) along with cash on hand, pay down the outstanding $600.0 million balance on our Revolving Credit Facility.
In connection with the closing of the MGP Transactions on April 29, 2022, the Company issued approximately $4.1 billion aggregate principal amount of senior notes in exchange for, and with the same interest rate, maturity date and redemption terms as, notes originally issued by MGP OP pursuant to the settlement of the exchange offers and consent solicitations. Following the settlement of the exchange offers and consent solicitations, approximately $90.0 million of the MGP OP notes remain outstanding.
The following table details the issuance of outstanding shares of the Company's common stock, including restricted common stock:

	Three Months Ended March 31,
Common Stock Outstanding	2022	2021
Beginning Balance January 1,	628,942,092	536,669,722
Issuance of common stock upon physical settlement of forward sale agreements	119,000,000	—
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	471,219	346,031
Ending Balance March 31,	748,413,311	537,015,753
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended March 31,
(In thousands)	2022	2021
Determination of shares:
Weighted-average shares of common stock outstanding	684,341	536,481
Assumed conversion of restricted stock	581	924
Assumed settlement of forward sale agreements	2,993	7,397
Diluted weighted-average shares of common stock outstanding	687,915	544,802
Balance Sheet and Liquidity
As of March 31, 2022, the Company had approximately $5.4 billion in total debt and approximately $3.5 billion in liquidity, comprised of $568.7 million in cash and cash equivalents, $1.9 billion of availability under the Revolving Credit Facility and $1.0 billion of availability under the Delayed Draw Facility (subject to continued compliance with the financial covenants of the facilities). In addition, the Credit Facilities include the option to increase the Revolving Credit Facility loan commitments by up to $1.0 billion and increase the Delayed Draw Facility commitments or add one or more new tranches of term loans by up to $1.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.

The Company’s outstanding indebtedness as of March 31, 2022 was as follows:

($ in millions)	March 31, 2022
Revolving Credit Facility	$600.0
Senior Notes due 2025	750.0
Senior Notes due 2026	1,250.0
Senior Notes due 2027	750.0
Senior Notes due 2029	1,000.0
Senior Notes due 2030	1,000.0
Total Debt Outstanding, Face Value	$5,350.0
Cash and Cash Equivalents	$568.7
Net Debt	$4,781.3
Dividends
On March 10, 2022, the Company declared a regular quarterly cash dividend of $0.36 per share. The Q1 2022 dividend was paid on April 7, 2022 to stockholders of record as of the close of business on March 24, 2022 and totaled in aggregate approximately $269.3 million.
2022 Guidance
The Company is updating AFFO guidance for the full year 2022. The Company’s updated guidance incorporates the expected impact on operating results of the recently announced completion of the MGP Transactions, including the issuance of approximately 214.5 million shares of common stock to former stockholders of MGP, and the issuance of $5.0 billion of senior notes in April 2022. The Company's guidance does not include the impact on operating results from any possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions. The Company estimates AFFO for the year ending December 31, 2022 will be between $1,660.0 million and $1,690.0 million, or between $1.89 and $1.92 per diluted share.
The following is a summary of the Company's updated full-year 2022 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2022 (in millions except per share):	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$1,660.0	$1,690.0	$1,317.0	$1,347.0
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$1.89	$1.92	$1.80	$1.84
Estimated Weighted Average Share Count at Year End	878.6	878.6	733.7	733.7
In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable GAAP financial measure. For more information, see “Non-GAAP Financial Measures.” The Company is unable to provide a reconciliation of its stated AFFO guidance to net income attributable to common stockholders because it is unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results, the impact of these adjustments could be material, individually or in the aggregate, to the Company's reported GAAP results.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, May 5, 2022 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing 646-904-5544 (domestic) or 929-526-1599 (international) and entering the conference ID 442076. An audio replay of the conference call will be available from 1:00 p.m. ET on May 5, 2022 until midnight ET on May 12, 2022 and can be accessed by dialing 929-458-6194 (domestic) or +44 204-525-0658 (international) and entering the passcode 921441.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on May 5, 2022, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. Following the closing of the MGP Transactions on April 29, 2022, VICI Properties’ national, geographically diverse portfolio consists of 43 gaming facilities comprising over 122 million square feet and features approximately 58,700 hotel rooms and more than 450 restaurants, bars, nightclubs and sportsbooks. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos, Inc., the Eastern Band of Cherokee Indians, Hard Rock International Inc., JACK Entertainment LLC, MGM Resorts International, Penn National Gaming, Inc., and The Venetian Las Vegas. VICI Properties also has an investment in the Chelsea Piers, New York facility and owns four championship golf courses and 34 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio.

Impact of the COVID-19 Pandemic on Our Business
Since the emergence of the COVID-19 pandemic in early 2020, among the broader public health, societal and global impacts, the pandemic has resulted in governmental and/or regulatory actions imposing, among other things, temporary closures or restrictions from time to time on our tenants’ operations at our properties and our golf course operations. Although all of our leased properties and our golf courses are currently open, without restriction in some jurisdictions, they remain subject to any current or future operating limitations or closures imposed by state and local governments and/or regulatory authorities. While our tenants’ recent performance at many of our leased properties has been at or above pre-pandemic levels, they may continue to face additional challenges and uncertainty due to the impact of the COVID-19 pandemic, such as complying with operational and capacity restrictions, ensuring sufficient employee staffing and service levels, and the sustainability of maintaining improved operating margins and financial performance. Due to prior closures, operating restrictions and other factors, our tenants’ operations, liquidity and financial performance have been adversely affected, and the ongoing nature of the pandemic, including emerging variants, may further impact our tenants’ businesses and, accordingly, our business and financial performance. We continue to monitor the impact of the COVID-19 pandemic on our tenant's businesses, including with respect to their respective business performance, operations, liquidity and financial results.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: risks associated with the MGP Transactions, including our ability or failure to realize the anticipated benefits of the MGP Transactions; the impact of changes in general economic conditions and market developments, including rising inflation, low consumer confidence, supply chain disruptions, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; our dependence on our tenants as tenants of our properties and their guarantors as guarantors of the lease payments and the negative consequences any material adverse effect on their respective businesses could have on us; the anticipated impact of the Partner Property Growth Fund; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; our tenants and guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, including indebtedness assumed by us in connection with the MGP Transactions, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the impact of a rise in interest rates, which have begun increasing from historic lows, on us; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our recently completed transactions; the effects of our recently completed transactions on us, including the future impact on our financial condition, financial and operating results, cash flows, strategy and plans; the impact and outcome of potential future litigation relating to the MGP Transactions; the possibility of adverse tax consequences as a result of our recently completed transactions; increased volatility in our stock price as a result of our recently completed transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from VICI Properties L.P. to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on our and our tenants’ financial condition, results of operations, cash flows and performance. The extent to which the COVID-19 pandemic continues to adversely affect our tenants, and ultimately impacts our business and financial condition, depends on future developments which cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, including the availability, distribution, public acceptance and efficacy of approved vaccines, new or mutated variants of COVID-19 (including vaccine-resistant variants) or a similar virus, the direct and indirect economic effects of the pandemic and containment measures on our tenants, the ability of our tenants to successfully operate their businesses, including the costs of complying with regulatory requirements necessary to keep their respective facilities open, such as reduced capacity requirements, the need to close any of the facilities as a result of the COVID-19 pandemic, and the effects of the negotiated capital expenditure reductions and other amendments to the leases that we agreed to with certain of our tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.

FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other non-recurring, non-cash transactions and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$17,113,699	$13,136,664
Investments in leases - financing receivables, net	2,650,633	2,644,824
Investments in loans, net	513,128	498,002
Land	153,576	153,576
Cash and cash equivalents	568,702	739,614
Other assets	741,583	424,693
Total assets	$21,741,321	$17,597,373

Liabilities
Debt, net	$5,297,014	$4,694,523
Accrued expenses and deferred revenue	99,062	113,530
Dividends payable	269,276	226,309
Other liabilities	592,183	375,837
Total liabilities	6,257,535	5,410,199

Stockholders’ equity
Common stock	7,484	6,289
Preferred stock	—	—
Additional paid-in capital	14,971,890	11,755,069
Accumulated other comprehensive income	109,495	884
Retained earnings	315,809	346,026
Total VICI stockholders’ equity	15,404,678	12,108,268
Non-controlling interest	79,108	78,906
Total stockholders’ equity	15,483,786	12,187,174
Total liabilities and stockholders’ equity	$21,741,321	$17,597,373
_______________________________________________________
Note: As of March 31, 2022 and December 31, 2021, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and Other assets (sales-type sub-leases) are net of $504.2 million, $92.0 million, $1.1 million and $8.8 million, respectively, and $434.9 million, $91.1 million, $0.8 million and $6.5 million of Allowance for credit losses, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenues
Income from sales-type leases	$326,735	$290,146
Income from lease financing receivables and loans	72,878	70,377
Other income	8,386	6,974
Golf revenues	8,626	6,813
Total revenues	416,625	374,310

Operating expenses
General and administrative	9,466	8,085
Depreciation	776	792
Other expenses	8,386	6,974
Golf expenses	5,285	4,506
Change in allowance for credit losses	80,820	(4,380)
Transaction and acquisition expenses	755	8,721
Total operating expenses	105,488	24,698

Interest expense	(68,142)	(77,048)
Interest income	93	19
Income before income taxes	243,088	272,583
Income tax expense	(400)	(484)
Net income	242,688	272,099
Less: Net income loss attributable to non-controlling interest	(2,305)	(2,298)
Net income attributable to common stockholders	$240,383	$269,801

Net income per common share
Basic	$0.35	$0.50
Diluted	$0.35	$0.50

Weighted average number of common shares outstanding
Basic	684,341,045	536,480,505
Diluted	687,914,683	544,801,802

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net income attributable to common stockholders	$240,383	$269,801
Real estate depreciation	—	—
FFO	240,383	269,801
Non-cash leasing and financing adjustments	(35,564)	(27,852)
Non-cash change in allowance for credit losses	80,820	(4,380)
Non-cash stock-based compensation	2,630	2,277
Transaction and acquisition expenses	755	8,721
Amortization of debt issuance costs and original issue discount	15,977	6,691
Other depreciation	746	760
Capital expenditures	(454)	(1,233)
Non-cash adjustments attributable to non-controlling interest	202	227
AFFO	305,495	255,012
Interest expense, net	52,072	70,338
Income tax expense	400	484
Adjusted EBITDA	$357,967	$325,834

Net income per common share
Basic	$0.35	$0.50
Diluted	$0.35	$0.50
FFO per common share
Basic	$0.35	$0.50
Diluted	$0.35	$0.50
AFFO per common share
Basic	$0.45	$0.48
Diluted	$0.44	$0.47
Weighted average number of shares of common stock outstanding
Basic	684,341,045	536,480,505
Diluted	687,914,683	544,801,802

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended March 31,
	2022	2021
Contractual revenue from sales-type leases
Caesars Las Vegas Master Lease	$105,556	$100,652
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	122,729	129,040
Margaritaville Lease	5,924	5,872
Greektown Lease	12,830	13,889
Hard Rock Lease	11,010	10,848
Century Master Lease	6,376	6,313
EBCI Lease	8,125	—
The Venetian Resort Las Vegas Lease	25,298	—
Income from sales-type leases non-cash adjustment(1)	28,887	23,532
Income from sales-type leases	326,735	290,146

Contractual income from lease financing receivables
JACK Entertainment Master Lease	16,690	16,470
Harrah's NOLA, AC, and Laughlin	39,663	39,077
Income from lease financing receivables non-cash adjustment(1)	6,666	4,345
Income from lease financing receivables	63,019	59,892

Contractual interest income
JACK Entertainment Loan	—	1,633
Caesars Forum Convention Center Loan	7,854	7,700
Chelsea Piers Loan	1,176	1,176
Great Wolf Mezzanine Loan	818	—
Income from loans non-cash adjustment(1)	11	(24)
Income from loans	9,859	10,485
Income from lease financing receivables and loans	72,878	70,377

Other income	8,386	6,974
Golf revenues	8,626	6,813
Total revenues	$416,625	$374,310
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com